Exhibit 12(c)

PURCHASE AGREEMENT

BlackRock Variable Series Funds, Inc. (the “Company”), a Maryland corporation, on behalf of its series BlackRock International Index V.I. Fund and BlackRock Small Cap Index V.I. Fund (each, a “Fund”), and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1. The Company hereby offers BFM and BFM hereby purchases 1 share of the Class III Share Class of each Fund (a “Share”) for $10 per Share. The Company hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2. BFM represents and warrants to the Company that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

- Signature page follows –

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 2nd day of February, 2021.

BLACKROCK VARIABLE SERIES FUNDS, INC. on behalf of BLACKROCK INTERNATIONAL INDEX V.I. FUND AND BLACKROCK SMALL CAP INDEX V.I. FUND

By:	/s/ John M. Perlowski
Name: John M. Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Janey Ahn
Name: Janey Ahn
Title: Managing Director